	EXHIBIT 11
CLECO CORPORATION COMPUTATION OF NET INCOME PER COMMON SHARE (UNAUDITED)
	For the three months ended June 30,
	2003	2002
	(Thousands, except share and per share amounts)
Basic
Net income (loss) before preferred dividend requirements	$ (66,401)		$ 17,782
Preferred dividend requirements, net	(457)		(465)

Net income (loss) applicable to common stock	(66,858)		17,317

Total basic net income (loss) applicable to common stock	(66,858)		17,317
Total basic net income (loss) per common share	$ (1.42)		$ 0.38

Weighted average number of shares of common stock
outstanding during the year	47,225,304		46,025,014

Diluted
Net income (loss) applicable to common stock	$ (66,858)		$ 17,317
Adjustments to net income related to Employee Stock
Ownership Plan (ESOP) under the "if-converted" method:
Add: Loss of deduction for actual dividends paid on convertible preferred stock, net of tax	-		520
Deduct: Tax benefit lost on above @ 38.48%	-		(200)
Deduct: Additional cash contribution equal to preferred dividends
less dividends paid at common dividend rate	-		(36)
Add: tax benefit gained on above @ 38.48%	-		14
Add: tax benefit on dividends paid on ESOP common shares assuming plan was based on common stock and benefit reduced income tax expense
on income statement @ 38.48% (as of 1/1/95 only on allocated shares)	-		152
Adjusted net income (loss) applicable to common stock	(66,858)		17,767

Total adjusted net income (loss) applicable to common stock	(66,858)		17,767
Total diluted net income (loss) per common stock	$ (1.42)		$ 0.36

Weighted average number of shares of common stock
outstanding during the year	47,225,304		46,025,014
Number of equivalent common shares attributable to ESOP	-		2,485,748
Common stock under stock option grants average shares	-		235,272

Average diluted shares	47,225,304	*	48,746,034

*	For the three months ended June 30, 2003, as Cleco incurred a loss from operations, there is no assumption of any potentially dilutive shares in the computation of diluted earnings per share.

		EXHIBIT 11
CLECO CORPORATION COMPUTATION OF NET INCOME PER COMMON SHARE (UNAUDITED)
		For the six months ended June 30,
	2003		2002
		(Thousands, except share and per share amounts)
Basic
	Net income (loss) before preferred dividend requirements	$ (48,588)		$ 31,835
	Preferred dividend requirements, net	(934)		(937)

	Net income (loss) applicable to common stock	(49,522)		30,898

	Total basic net income (loss) applicable to common stock	(49,522)		30,898
	Total basic net income (loss) per common share	$ (1.05)		$ 0.68

	Weighted average number of shares of common stock
	outstanding during the year	47,138,454		45,569,170

Diluted
	Net income (loss) applicable to common stock	$ (49,522)		$ 30,898
	Adjustments to net income related to Employee Stock
	Ownership Plan (ESOP) under the "if-converted" method:
	Add: Loss of deduction for actual dividends paid on convertible preferred stock, net of tax	-		1,054
	Deduct: Tax benefit lost on above @ 38.48%	-		(406)
	Deduct: Additional cash contribution equal to preferred dividends
	less dividends paid at common dividend rate	-		(54)
	Add: tax benefit gained on above @ 38.48%	-		21
	Add: tax benefit on dividends paid on ESOP common shares assuming
	plan was based on common stock and benefit reduced income tax expense
	on income statement @ 38.48% (as of 1/1/95 only on allocated shares)	-		299
	Adjusted net income (loss) applicable to common stock	(49,522)		31,812

	Total adjusted net income (loss) applicable to common stock	(49,522)		31,812
	Total diluted net income (loss) per common stock	$ (1.05)		$ 0.66

	Weighted average number of shares of common stock
	outstanding during the year	47,138,454		45,569,170
	Number of equivalent common shares attributable to ESOP	-		2,502,367
	Common stock under stock option grants average shares	-		198,376

	Average diluted shares	47,138,454	*	48,269,913

*	For the six months ended June 30, 2003, as Cleco incurred a loss from operations, there is no assumption of any potentially dilutive shares in the computation of diluted earnings per share.